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                                                             Actel Corporation
                  M E M O R A N D U M                   955 East Arques Avenue
                                                     Sunnyvale, CA  94086-4533
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TO:      All U.S. Actel Employees

FROM:    Barbara McArthur, Vice President of Human Resources

DATE:    June 1, 2001

SUBJECT: OFFER TO EXCHANGE OPTIONS

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       IMPORTANT  NEWS -- Please read  immediately.  Any action must be taken by
JUNE 29, 2001!

       The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options the opportunity to exchange their outstanding stock options for new stock options exercisable at the fair market value of our stock on the date of grant. We anticipate that the new options will be granted on December 31, 2001. We are making the offer upon the terms and conditions described in the Offer to Exchange, this Memorandum, the Election Form, and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 9:00 P.M., Pacific Daylight Time, on June 29, 2001.

       If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for the same number of shares as your Old Option, less any exercised shares. The New Option will be granted under the terms of our 1986 Incentive Stock Option Plan or under our 1995 Employee and Consultant Stock Plan, as determined by our Board of Directors. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

                                A. THE NEW OPTION

1.     All grants  cancelled  pursuant to this  program are eligible for the New
       Option.

2. The New Option will be priced on the day we grant the option, expected to be December 31, 2001, at the fair market value, which is defined as the closing price on Nasdaq on the day of grant. This price may be higher, lower, or the same as the exercise price on your option to be cancelled. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3. The New Option will vest in accordance with the vesting schedule of the Old Option.

4. If your employment with Actel terminates voluntarily OR involuntarily prior to the grant of the New Option, you will not receive a New Option.

5. All other rules of the 1986 Incentive Stock Option Plan or the 1995 Employee and Consultant Stock Plan, as applicable, will be applicable.

                B. ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All option grants are eligible for consideration for the New Option assuming your election is received by 9:00 P.M., Pacific Daylight Time, on June 29, 2001, or, if we have extended the offer, by the new expiration of the offer.

2. The entire remaining unexercised portion of the Old Option grant must be cancelled in its entirety.

3. If a decision is made to cancel a grant, all grants issued within six months of the cancellation (i.e., after December 29, 2000) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option (a "Promise to Grant Stock Option(s)"). We expect to grant the New Option on December 31, 2001.

4. Individuals cancelling a grant pursuant to this program will not be eligible for additional grants until after the New Options are granted. In lieu thereof, Actel may issue an additional Promise To Grant Stock Option(s).

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options even if you terminate employment and do not receive a New Option.

6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

7.     All rights to cancelled grants will be irrevocably forfeited.

       THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH ACTEL REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR ACTEL, WITH OR WITHOUT CAUSE OR NOTICE.

       All eligible Option Holders must complete an Actel Corporation Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax (to
(408) 739-0706) a signed copy to the Actel Stock Option Administrator no later than 9:00 P.M., Pacific Daylight Time, on June 29, 2001. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

       The Actel Stock Option Administrator will e-mail a confirmation of receipt within two business days of receiving your Election Form.

       IF YOUR ELECTION IS RECEIVED AFTER 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 29, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.



                           FREQUENTLY ASKED QUESTIONS

       The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the Offer to Exchange, the Election Form, and the Notice to Change Election from Accept to Reject because the information in this Memorandum, including these Frequently Asked Questions, is not complete and additional important information is contained in the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject.

                     A. GENERAL QUESTIONS ABOUT THE PROGRAM

1.     What securities are we offering to exchange?

       We are offering to exchange all outstanding and unexercised Actel stock options held by eligible employees for new options under an Actel option plan.

2.     Why are we making the offer to exchange?

       We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. This exchange program is voluntary and will permit employees to choose whether to keep their current stock options at their current exercise price or to cancel those options in exchange for new options for the same number of shares. We expect to grant the new options on the first trading day at least six months and one day after the date we cancel the tendered options (December 31, 2001). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, each eligible employee will have the opportunity to address any concern he or she may have about holding underwater options, which we believe will create better performance incentives for employees who have that concern and thereby maximize stockholder value. However, considering the ever-present risks associated with a volatile and unpredictable stock market, this does not necessarily mean that the new options will have exercise prices that are lower than the cancelled options. All that we can guarantee is that the new options will have an exercise price equal to the market value of our common stock on the date of grant.

3.     Who is eligible?

       With the exception of any member of Actel's Board of Directors and employees who are not residents of the United States, any current employee of Actel with a stock option at any price is eligible. You must be an employee as of June 1, 2001, the date this offer commences, and remain an employee as of the date the options are cancelled in order to participate in this offer. In order to receive a new grant, you must remain an eligible employee as of the new option grant date. Participation in the exchange offer is strictly voluntary.

4.     Are employees outside the United States eligible to participate?

       No.

5.     How does the exchange work?

       The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by 9:00 P.M., Pacific Daylight Time, on June 29, 2001 (unless we extend the offer) in exchange for Actel's promise to grant one new option for each option cancelled on the new option grant date, which we expect to be on December 31, 2001, and priced at Actel's closing market price on that date. Each new option will retain the vesting schedule of the cancelled option for which it was exchanged and will be subject to the terms and conditions of the stock plan under which it is granted, which may be either the 1986 Incentive Stock Option Plan or the 1995 Employee and Consultant Stock Plan. To participate, employees must cancel any and all Actel options granted after December 29, 2000, and on or before June 29, 2001; but may choose to cancel some, all, or none of their options granted on or before December 29, 2000.

6.     What do I need to do to participate in the offer to exchange?

       To participate, you must complete the Election Form, sign and date it, and ensure that the Actel Stock Option Administrator receives it no later than 9:00 P.M. Pacific Time on June 29, 2001. You can return your form either by fax at (408) 739-0706 or you may hand deliver it to the Actel Stock Option Administrator at Actel Corporation, 955 East Arques Avenue (Building 3), Sunnyvale, California 94086.

7.     Who is the Actel Stock Option Administrator?

       Jean Inman in Actel Finance will be the Actel Stock Option Administrator until June 15, 2001. Vicky Huang in Actel Finance will be the Actel Stock Option Administrator after June 15, 2001. Jean can be reached at (408) 522-4213 and Vicky can be reached at (408) 522-4424.

8.     Is this a repricing?

       This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Actel would have a variable accounting charge against earnings.

9. Why can't Actel just reprice my options, as I have seen done at other companies?

       In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, Actel's potential for profitability in the future would be seriously impaired, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

10.    Why can't I just be granted additional options?

       Because of the large number of underwater options currently outstanding at Actel, a total grant of additional options would have severe negative impact on Actel's dilution, outstanding shares, and earnings per share. In addition, Actel shareholders have approved a limited pool of options per fiscal year and our current reserves must be conserved for new hire, evergreen, and promotion grants.

11.    Wouldn't it be easier to just quit Actel and then get rehired?

       This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Actel to incur a variable accounting charge against earnings. In addition, by leaving Actel and being rehired later, an employee would not receive credit for prior service for vesting purposes.

12.    If I participate, what will happen to my current options?

       Options designated to be exchanged under this program will be cancelled on June 30, 2001, and will no longer be seen in your options summary at optionslink.com.

13.    What is the deadline to elect to exchange and how do I elect to exchange?

       The deadline to participate in this program is 9:00 P.M., Pacific Daylight Time, on June 29, 2001, unless we extend the offer. This means that the Actel Stock Option Administrator must have your form in hand before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate, and amend the offer.

14.    What will happen if I do not turn in my form by the deadline?

       If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange and all stock options currently held by you will remain intact at their original price and subject to their original terms.

15.    During what period of time may I withdraw previously elected options?

       You may withdraw the options you have elected for exchange at any time before 9:00 P.M., Pacific Daylight Time, on June 29, 2001. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to the Actel Stock Option Administrator by 9:00 P.M., Pacific Daylight Time, on June 29, 2001. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

16.    May I change my mind about which options I want to tender for exchange?

       Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign, and date a new Election Form and deliver it to the Actel Stock Option Administrator by hand or by fax to (408) 739-0706 by 9:00 P.M., Pacific Daylight Time, on June 29, 2001. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

17.    Am I eligible to receive future grants if I participate in this exchange?

       Because of the accounting limitations, participants in this program are ineligible to receive any additional stock option grants until after the new option grant date. However, if you would otherwise have been granted an option during the period between the cancellation date and the new option grant date, it is Actel's intention to grant an option to you on the option exchange date with the same terms and conditions, other than exercise price, as the option you would have received if you had not participated in the exchange program. More specifically, participants will not be penalized in terms of vesting.

18. Will I have to pay taxes as a consequence of my participation in this exchange?

       Neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor to determine if there are any tax consequences to tendering options for exchange that will apply to you. If you exchange your current options for new options, you will not be required under current U.S. law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange in the United States. Further, at the date of grant of the new options, you will not be required under current U.S. law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income in the United States. All employees are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

19.    How should I decide whether or not to participate?

       We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's personal decision.

20.    What does Actel's management and Board of Directors think of the offer?

       Although the Board of Directors has approved this offer, neither the Board of Directors nor the management of Actel makes any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Members of the Board of Directors are not eligible to participate in the offer.

21. What if I leave Actel between the date my options are cancelled and the date the new options are granted?

       You will have forfeited the options tendered and accepted for exchange and you will receive no new options. Once the offer to exchange expires (at 9:00 P.M., Pacific Daylight Time, on June 29, 2001, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave Actel or one of its subsidiaries -- voluntarily, involuntarily, or for any other reason -- before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new option that would have been issued on the new option grant date. THEREFORE, IF YOU DO NOT REMAIN AN EMPLOYEE ON THE NEW OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE EXCHANGED OPTIONS IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE NEW OPTION GRANT DATE (EXPECTED TO BE DECEMBER 31, 2001).

                B. SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

22.    Which options can be cancelled?

       If you are eligible and elect to participate in this offer, you may opt to cancel one or more options granted under any of our option plans. If you elect to cancel one or more options, you are required to cancel all options granted to you after December 29, 2000.

23.    Can I choose which options I wish to cancel if I have multiple options?

       You may choose to cancel one or more options. It is up to you to pick which options, if any, you would like to tender for exchange. However, if you wish to participate in this program, you are required to cancel all options granted to you after December 29, 2000.

24. Can I cancel the remaining portion of an option that I have already partially exercised?

       Yes, any remaining outstanding, unexercised portion of an option can be cancelled. The new option will be on a one-for-one basis, but only in replacement of the portion of the option cancelled.

25.    Can I select which portion of an option to cancel?

       No, we cannot partially cancel an outstanding option. The remaining unexercised portion of an option must either be exchanged in full or not exchanged.

26. If I choose to participate, what will happen to my options that will be cancelled?

       If you elect to participate in this program, on June 30, 2001, or as soon as we can after that, we will cancel all of your outstanding options that were granted after December 29, 2000, plus any others that you elected to cancel. You will not have a right to be granted any further options from us until the new option grant date, when your new options will be issued.

                   C. SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

27.    What will be my new option share amount?

       Employees who participate in this program will receive a new stock option on the new option grant date. Each new stock option will be equal to the number of shares cancelled under the corresponding cancelled stock option. Each new option will be granted under either the 1986 Incentive Stock Option Plan or the 1995 Employee and Consultant Stock Plan pursuant to a new option agreement between you and us.

28.    What will be the vesting schedule of my new options?

       The vesting schedule for each new option granted in this program will be exactly the same as the vesting schedule for the corresponding cancelled option. Therefore, no employee will lose nor gain vesting as a result of participation in the exchange program (provided that the employee remains employed until the new option grant date).

29.    What will be my new option exercise price?

       The exercise price for the new options, which will be granted on the new option grant date (expected to be December 31, 2001), will be the fair market value of our stock on the date of grant, which is defined as the closing price of our common stock on the Nasdaq National Market. SINCE WE DO NOT INTEND TO GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

30. What will be my new option type, incentive stock option or nonstatutory stock option?

       Generally, you will receive the same option type you currently have. If your cancelled stock options were incentive stock options, your new options will be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. If your cancelled options were nonstatutory stock options, your new options will be nonstatutory stock options. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

31.    When will I receive my replacement options?

       We will grant the new options on the new option grant date, which we anticipate will be the first trading day at least six months and one day after cancellation of the options tendered for exchange. If we cancel options tendered for exchange on June 30, 2001, the first day after the scheduled expiration date of the offer, we anticipate that the new option grant date will be December 31, 2001.

32. Why won't I receive my new options immediately after the expiration date of the offer?

       If we were to grant the new options on any date that is less than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for six months and one day, we believe we will not have to record such a compensation expense. Nevertheless, we reserve the right to grant the new options less than six months and one day after the date we cancel the options accepted for exchange.

33. When will I see the new options at optionslink.com, and when will I receive my new option notice?

       You will see your new options at optionslink.com within two weeks after the new option grant date, and your new option notice and agreement will be sent to you within six weeks after the new option grant date.

34.    How can I view a summary of my options?

       All employees can view their stock options at http://www.optionslink.com, the utility that we use to afford employees an ability to view their stock options online, 24 hours a day. We opened an E*TRADE OptionsLink account for you and a welcome kit containing your account password should have been mailed to you. If you did not receive the welcome kit and/or do not have your account password, you can obtain it by calling OptionsLink customer service at (650) 599-0125 or (800) 838-0908 from 9:00 A.M. to 6:00 P.M., Pacific Time. If you encounter any difficulty using optionslink.com, you may contact either OptionsLink customer service or the Actel Stock Option Administrator.

35.    What will be the terms and conditions of my replacement options?

       Your new options will be subject to the terms and conditions of the stock plan under which they are granted, either the 1986 Incentive Stock Option Plan or the 1995 Employee and Consultant Stock Plan. The terms and conditions of these plans are described in the Offer to Exchange. As noted above, the vesting schedule for each new option will be exactly the same as the corresponding cancelled option.

36.    Can I have some examples of how an offer to exchange might work?

        Example "A"

                                   Assumptions

                                       Hire Date: August 21, 2000
                           New Hire Stock Option: 2,000 shares
                     New Hire Stock Option Price: $43.3125
          New Hire Stock Option Vesting Schedule: 25% after one year and then
                                                  6.25% each quarter over three
                                                  years
               Evergreen Stock Option Grant Date: August 1, 2001
                          Evergreen Stock Option: 400 shares
Stock Price on Evergreen Stock Option Grant Date: $25.00
               Evergreen Option Vesting Schedule: 50% on August 1, 2003, and
                                                  then 6.25% each quarter over
                                                  two years
                          New Options Grant Date: December 31, 2001
           Stock Price on New Options Grant Date: $15.00

                        One Alternative: Exchange Option

       Using the above assumptions for the sake of illustrating the offer to exchange, if Employee "A" decided to participate in the exchange offer, we would cancel the new hire option on June 30, 2001. On the new option grant date, December 31, 2001, we would grant Employee "A" a new option for 2,000 shares with, in this example using the purely hypothetical stock prices, an exercise price of $15.00 per share. The vesting schedule for this new option will be the same as for the new hire option, and therefore 625 shares (or 31.25%) will have vested on the new grant date and the balance would vest quarterly thereafter (with 125 shares, or 6.25%, vesting on February 21, 2002).

       On the new option grant date, December 31, 2001, we would also grant Employee "A" an evergreen option for 400 shares with, in this example using the purely hypothetical stock prices, an exercise price of $15.00 per share. The vesting schedule for the evergreen option will be the same whether we grant it on the new option grant date, December 31, 2001, or the evergreen option grant date, August 1, 2001.

       In summary, if Employee "A" decided to participate in the exchange offer, under the assumed facts he or she would have new hire and evergreen options following the exchange with an exercise price of $15.00 per share.

                  The Other Alternative: Don't Exchange Option

       If Employee "A" decided not to participate in the exchange offer, under the assumed facts he or she would have a new hire option with an exercise price of $43.3125 and an evergreen option with an exercise price of $25.00. The number of shares subject to the options and the vesting schedules would be the same as if Employee "A" decided to participate in the exchange offer.

o        Example "B"

                             Assumptions

                                            Hire Date:  January 3, 2000
                                New Hire Stock Option:  5,000 shares
                          New Hire Stock Option Price:  $23.8125
               New Hire Stock Option Vesting Schedule:  25% after one year and then 6.25% each quarter
                                                        over three years
                                       Promotion Date:  September 1, 2000
                               Promotion Stock Option:  1,000 shares
     Stock Price on Promotion Stock Option Grant Date:  $32.625
                    Promotion Option Vesting Schedule:  6.25% each quarter over four years
                    Evergreen Stock Option Grant Date:  August 15, 2001
                               Evergreen Stock Option:  500 shares
     Stock Price on Evergreen Stock Option Grant Date:  $22.50
                    Evergreen Option Vesting Schedule:  50% on August 1, 2003,
                                                        and then 6.25% each
                                                        quarter over two years
                               New Options Grant Date:  December 31, 2001
                Stock Price on New Options Grant Date:  $40.00

                      One Alternative: Exchange All Options

       Using the above assumptions for the sake of illustrating the offer to exchange, if Employee "B" decided to participate fully in the exchange offer, we would cancel the new hire and promotion options on June 30, 2001. On the new option grant date, December 31, 2001, we would grant Employee "B" a new option for 5,000 shares with, in this example using the purely hypothetical stock prices, an exercise price of $40.00 per share. The vesting schedule for this new option will be the same as for the new hire option, and therefore 2,188 shares (or 43.75%) will have vested on the new grant date and the balance would vest quarterly thereafter (with 312 shares, or 6.25%, vesting on January 3, 2002).

       On the new option grant date, December 31, 2001, we would also grant Employee "B" a new option for 1,000 shares with, in this example using the purely hypothetical stock prices, an exercise price of $40.00 per share. The vesting schedule for this new option will be the same as for the promotion option, and therefore 313 shares (or 31.25%) will have vested on the new grant date and the balance would vest quarterly thereafter (with 62 shares, or 6.25%, vesting on March 1, 2002).

       On the new option grant date, December 31, 2001, we would also grant Employee "B" an evergreen option for 500 shares with, in this example using the purely hypothetical stock prices, an exercise price of $40.00 per share. The vesting schedule for the evergreen option will be the same whether we grant it on the new option grant date, December 31, 2001, or the evergreen option grant date, August 15, 2001.

       In summary, if Employee "B" decided to participate fully in the exchange offer, under the assumed facts he or she would have new hire, promotion, and evergreen options following the exchange with an exercise price of $40.00 per share.

                    Another Alternative: Exchange No Options

       If Employee "B" decided not to participate in the exchange offer, under the assumed facts he or she would have a new hire option with an exercise price of $23.8125, a promotion option with an exercise price of $32.625, and an evergreen option with an exercise price of $22.50. The number of shares subject to the options and the vesting schedules would be the same as if Employee "B" exchanged all options in the offer.

                   A Third Alternative: Exchange Some Options

       Since the new hire and promotion options of Employee "B" were both granted more than six months ago, Employee "B" may decide to exchange only the promotion option. If Employee "B" decided to exchange only the promotion option, under the assumed facts he or she would have promotion and evergreen options following the exchange with an exercise price of $40.00 per share and a new hire option with an exercise price of $23.8125. The number of shares subject to the options and the vesting schedules would be the same as if Employee "B" exchanged all or no options in the offer.

o        Example "C"

                                   Assumptions

                                          Hire Date:  June 15, 2000
                              New Hire Stock Option:  3,000 shares
                        New Hire Stock Option Price:  $42.6875
             New Hire Stock Option Vesting Schedule:  25% after one year and then 6.25% each
                                                      quarter over three years
                                     Promotion Date:  May 1, 2001
                             Promotion Stock Option:  500 shares
   Stock Price on Promotion Stock Option Grant Date:  $22.70
                  Promotion Option Vesting Schedule:  6.25% each quarter over four years
                  Evergreen Stock Option Grant Date:  September 5, 2001
                             Evergreen Stock Option:  600 shares
   Stock Price on Evergreen Stock Option Grant Date:  $20.00
                  Evergreen Option Vesting Schedule:  50% on August 1, 2003, and
                                                      then 6.25% each quarter
                                                      over two years
                             New Options Grant Date:  December 31, 2001
              Stock Price on New Options Grant Date:  $25.00

                      One Alternative: Exchange All Options

       Using the above assumptions for the sake of illustrating the offer to exchange, if Employee "C" decided to participate in the exchange offer, we would cancel the new hire and promotion options on June 30, 2001. On the new option grant date, December 31, 2001, we would grant Employee "C" a new option for 3,000 shares with, in this example using the purely hypothetical stock prices, an exercise price of $25.00 per share. The vesting schedule for this new option will be the same as for the new hire option, and therefore 1,125 shares (or 37.5%) will have vested on the new grant date and the balance would vest quarterly thereafter (with 188 shares, or 6.25%, vesting on March 15, 2002).

       On the new option grant date, December 31, 2001, we would also grant Employee "C" a new option for 500 shares with, in this example using the purely hypothetical stock prices, an exercise price of $25.00 per share. The vesting schedule for this new option will be the same as for the promotion option, and therefore 63 shares (or 12.5%) will have vested on the new grant date and the balance would vest quarterly thereafter (with 31 shares, or 6.25%, vesting on February 1, 2002).

       On the new option grant date, December 31, 2001, we would also grant Employee "C" an evergreen option for 600 shares with, in this example using the purely hypothetical stock prices, an exercise price of $25.00 per share. The vesting schedule for the evergreen option will be the same whether we grant it on the new option grant date, December 31, 2001, or the evergreen option grant date, August 1, 2001.

       In summary, if Employee "C" decided to participate in the exchange offer, under the assumed facts he or she would have new hire, promotion, and evergreen options following the exchange with an exercise price of $25.00 per share.

                    Another Alternative: Exchange No Options

       If Employee "C" decided not to participate in the exchange offer, under the assumed facts he or she would have a new hire option with an exercise price of $42.6875, a promotion option with an exercise price of $22.70, and an evergreen option with an exercise price of $20.00. The number of shares subject to the options and the vesting schedules would be the same as if Employee "C" exchanged all options in the offer.

                         No Practical Third Alternative

       Employee "C" may not exchange only the new hire option because the promotion option was granted within the last six months. While Employee "C" could theoretically exchange only the promotion option, it is unlikely under the assumed facts that he or she would not also exchange the higher-priced new hire option.

37.    What happens if Actel is acquired before the new options are granted?

       If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to assume our obligation to grant new options. The new options would still be granted on the new option grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. For example, please assume the following facts (which are entirely fictitious):

       o You elect to cancel options to purchase 1,000 shares of Actel common stock.

       o You have six months of service when your old options are cancelled on June 30, 2001.

       o Three months later, on September 30, 2001, XYZ Corporation acquires Actel.

       o In the merger, Actel shareholders receive one share of XYZ Corporation stock for every two shares of Actel stock that they own.

       On December 31, 2001, you would receive options to purchase 500 shares of XYZ Corporation stock with one-year vesting credit (the six months accrued before the cancellation of the option and the approximately six months between the cancellation and the grant of the new option). The exercise price per share would be equal to the market price of XYZ Corporation stock on the date of grant.

       Alternatively, Actel reserves the right to grant the new options less than six months and one day after the date we cancel the options accepted for exchange. Using the above assumptions for the sake of illustration, the Board of Directors may, in the exercise of its sole discretion, grant the new options before XYZ Corporation acquires Actel. In that case, the new options would be treated in the merger the same way as any other outstanding Actel options.

38. After the grant of the new options, what happens if my options again end up underwater?

       We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. Therefore, you should assume that this is a one-time offer that will not be repeated in the future. Since your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

39.    What do I need to do to participate in the offer to exchange program?

       To participate, you must properly complete the Election Form, sign and date it, and ensure that the Actel Stock Option Administrator receives it no later than 9:00 P.M., Pacific Daylight Time, on Friday, June 29, 2001 or, if we extend the offer, no later than the new expiration of the offer. You can return your form either by fax at (408) 739-0706 or deliver it by hand to the Actel Stock Option Administrator at Actel Corporation, 955 East Arques Avenue (Building 3), Sunnyvale, California 94086. If you need an additional copy of the Election Form, you may contact the Actel Stock Option Administrator, who will provide additional copies at no expense to you.